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Exhibit 99.2


                                  NETGURU, INC.
                FISCAL 2005 THIRD QUARTER RESULTS CONFERENCE CALL
                              MODERATOR: AMRIT DAS
                         FEBRUARY 2, 2005; 1:30 P.M. PST

Operator:             Ladies and gentlemen, thank you for standing by. Welcome
                      to the netGuru Fiscal 2005 Third Quarter Results teleconference.

                      At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. At that time we will provide instructions for those interested in entering the queue for the Q&A.

                      As a reminder, this conference is being recorded today, February 2, 2005 at the request of netGuru. This conference call will be archived and available for up to one year via the Internet on the company's Website at www.netguru.com under the Investor Relations link.

                      Representing the company today are Amrit Das, Chairman and Chief Executive Officer; Santanu Das, Chief Operating Officer; and Bruce Nelson, Chief Financial Officer.

                      Before I turn the call over to netGuru's management, the company has requested that I read the following Safe Harbor statement.

                      Some portions of this conference call may include forward-looking statements within the meaning of and pursuant to the Safe Harbor provisions of the federal securities laws. Forward-looking statements are all statements that are not strictly statements of historical fact such as statements regarding future events or future financial performance and projections as well as management's plans, goals, strategies, expectations, hopes and beliefs.

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                      These forward-looking statements are subject to risks,
                      uncertainties, and other factors that could cause actual results to differ materially from those contained, projected, or implied in the forward-looking statements. These risks, uncertainties, and other factors are identified in the company's reports and filings with the Securities and Exchange Commission including the company's most recent Form 10-KSB and Form 10-QSB.

                      This concludes the Safe Harbor statement. I would now like to turn the conference over to Mr. Amrit Das. Please go ahead, sir.

Amrit Das:            Thank you. Good afternoon, and thank you for joining us
                      today. Today we'll be discussing recent developments of the company as well as the results of the most recent quarter.

                      We are now experiencing the benefits of our cost cutting actions and our expenses have continued to reduce. We have achieved our goal of reaching a positive operational cash flow for the quarter. However, some revenue that we expected to be realized in the most recent quarter, that is our fiscal third quarter, has been delayed.

                      The ramping-up of the steel detailing operations has not yet been achieved, and several of the engineering software solutions contracts were not closed until the fourth quarter. The offshore steel detailing BPO projects we are undertaking have affected our Indian domestic detailing work leading to smaller than projected revenues in Q3. Consequently, we are very optimistic about our profitability that will be achieved in the present quarter, which is ending March 31, 2005.

                      Sales of our core software product, STAAD.Pro, continue to expand. And we have seen significant increase in related software maintenance business.

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                      We are experiencing success in our sales to the larger
                      engineering companies. We have announced our recent contract with Bechtel and described how Bechtel will be standardizing all engineering design work on our software for their worldwide operations. With our new corporate sales strategy we have secured two additional long-term license deals with major engineering companies with more to come in Q4.

                      It should be noted that much of the increase in sales of our engineering software has come from recurring sales or sales that are generally recognized over the term of the agreement. The term of these maintenance contracts are usually 12 months. Our plan is to continue to expand the volume of sales in our core engineering and collaborative software product lines, expand our related IT Service and BPO sales, and expand our engineering project management business.

                      We were recently selected as a leading technology vendor by Oracle to enhance the functionality of its Oracle Files 10g applications. This opportunity holds great potential as Oracle expands its new product offering worldwide. We have been working with other key partners including FileNet and Primavera over the past few quarters, which has led to securing key accounts such as Amtrak in Q3. Our goal this year is to embed the eReview collaboration software into the engineering workflow management system that work across the engineering enterprise.

                      We're also expanding the sales of our partnered software such as Tekla Structures, a 3-D modeling design software, and LARSA, an advance bridge design software.

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                      netGuru is also in the process of partnering with other
                      partners who offer compatible solutions in other horizontal disciplines within that structural verticals.

                      The worldwide economic recovery combined with the corresponding pick up in engineering design and construction activities indicates good potential for continued improvement in sales in the US and internationally. As a result, although we experienced a delay of one quarter of some anticipated revenue, we remain very optimistic and confident that netGuru will be profitable in the current quarter ending March 31, 2005 and beyond.

                      Bruce Nelson, netGuru's Chief Financial Officer, will now discuss in more detail our latest financial numbers for Quarter 3 - Bruce.

Bruce Nelson:         Thank you, Amrit.

                      I will summarize the results for the third quarter now. The total net revenue for the quarter was $ 3.7 million as compared to $ 3.8 million in the same quarter of the previous year. I'd like to point out that the engineering and collaborative software products and services revenue actually increased $40,000 while the IT service division decreased $209,000.

                      The total cost of revenue declined, $386,000 from the same period in the same quarter of the pervious year, and as a result, our gross profit actually increased on lower sales to $2.89 million as compared to $2.66 million in the previous year. And that is the gross profit of 78% of total net revenue as compared to a gross profit of 69% in the same quarter last year.

                      On the operating expense side, selling, general, and administrative costs actually decreased $837,000 to $2.35 million. And our total operating expense decreased $990,000 to $2.99 million as compared to $3.98 million in the previous year.

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                      As a consequence, our operating loss was only $100,000 as
                      compared to a operating loss of $1.3 million for the same quarter of last year. And in going down, our net loss after the expenses of interest and taxes was $223,000 as compared to $2 million for the same quarter last year, which gets us to a basic diluted net loss per common share of 1 cent as compared to a loss of 11 cents in the previous year.

                      On the balance sheet I'd like to point out our cash and cash equivalents have improved to $2.9 million as compared to $1.6 million from March 31, 2004.

                      We would like to open up the floor for any questions - excuse me. I'd like to introduce Santanu Das, who will summarize some of the operating issues and progress we have made.

Santanu Das:          Thanks, Bruce.

                      Let me just kind of go over a little bit on some of the operational things that we have accomplished in this past quarter and that we're also focusing on in this current quarter that we're going in now.

                      One of the things that we emphasized during our shareholders meeting here in Yorba Linda is the fact that we really wanted to concentrate on getting our recurring revenues back up to more respectable numbers so we could build that foundation for quarters to come. This obviously takes the pressure off of having to bring in much larger clients or a great deal of new sales periodically.

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                      Our maintenance sales through our new cycle and our new
                      sales program especially with the involvement of using India to concentrate on some of the one or two man shops has caused us to have an increase of 26% in maintenance sales in Quarter 3.

                      On top of that international sales continue to grow. Europe and Singapore have both grown by 9%, whereas India has actually grown by 38%.

                      For nine months sales in Mexico and South America have shot up over 90% due to the customization of our product lines within that territory. We have also introduced a new set up in Argentina that has introduced the product within markets that we have never entertained in the past. Sales in Japan have almost quadrupled in the past nine months due to further customization and the full-time resources working on the Japanese market.

                      All in all for about nine months international sales have increased by about 16% while domestic sales are relatively flat. The concentration of domestic sales again is on the maintenance revenue as well as bringing in these larger corporate clients such as Bechtel and a few others that we have actually closed in Q3 but have not yet announced the names.

                      Training, which is the heart and soul of making sure that maintenance revenues do increase and that new sales do come on a more timely basis, have increased by 38% in Q3. This is due to our new effort of actually training our power users to open up their own training centers throughout the country and make money by inviting STAAD users within that territory.

                      The use of India is working out very well for us. We have translated and shifted most of our support as well as sales side support and initial sales support to India using our new IPLC system. This has cut down on cost tremendously here, as mentioned by Bruce, and also helped increase on sales as well.

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                      One of the things that was very positive for us was
                      opening up the steel detailing operation with our new contract with BDS out of Australia. That project is still going on. It is taking a lot of resources right now to complete the project. As a result, we had to shift away some of the resources we had on the local detailing projects we were doing in India over to this project in order to complete it in a timely manner. The amount of projects that we're seeing and the availability of projects in the future is a very positive sign that the steel detailing operations will come into proper fruition soon.

                      eReview is also doing very well for us. Within this past quarter we've signed up a very good account called Amtrak. Amtrak was through one of our partner relationships through a company called Primavera, which is a leader in the project management space in the engineering market. Amtrak is an account that is going to grow in the future. It has, of course, a lot of resources thrown behind it. But we're very excited about the opportunity.

                      We are continuing to partner with FileNet on many accounts especially in Germany. We hope to see come into fruition a very large account out of that quarter. Again talking about timing, we've had problems in pinpointing when these particular accounts will close. But we're a little bit more confident now about narrowing down our sales cycle.

                      We've also signed up a new Japanese reseller called (Venus) out of Japan that has made initial sales already. So we're very excited about entering that market again.

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                      IT services - we have been slowly shifting our paradigm
                      from a staffing system to more of an application development system. We have secured two new contracts over this last quarter. The billings of those quarters will actually happen within Q4.

                      The new engineering services that we have with BPO and leveraging our engineers in India is really the future of this company. We have shifted much of our development work over to India, as we speak today. The R&D for most of our major products and projects are being done over there with only the project managers residing here in the United States to monitor architecture as well as handhold the clients in terms of client relationships.

                      Our problem continues to lie in the timing of these contracts. We have been very aggressive in securing the contracts, but the revenue recognition as well as the cost of revenue recognition, the cycles and the phases between them, are affecting our projections and our bottom line. But we are trying to improve that and trying to take those into consideration in doing our projections in the quarters to come. And thus, we think our Quarter 4 is going to be a little better than what we actually projected internally a few months ago.

                      So with that, I'll turn it back to Bruce to maybe open up to questions.

Bruce Nelson:         Certainly. We'd like to field any questions any of the
                      listeners may have at this time.

Operator:             Ladies and gentlemen, if you would like to ask a question
                      at this time, please press star and then the Number 1 on your touch-tone telephone keypad. Again, star 1 on your telephone keypad, if you would like to ask a question at

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                      this time. If you would like to withdraw your questions,
                      you may press the Pound key. We will pause for just a moment to compile the Q&A roster.

                      Your first question comes from the line Greg Hillman with First Wilshire Securities.

Greg Hillman:         Yeah, good afternoon, gentlemen.

Bruce Nelson:         Good afternoon, Greg.

Greg Hillman:         Number one, in terms of your forecast for the
                      year - you're talking before about, you know, being profitable for the year - is that forecast still intact?

Santanu Das:          That's going to be a little difficult to achieve, you
                      know, because we were expecting a better Q3 in terms of profitability. All it really means is that we are going to have a higher Q4. We don't know how much of that is going to translate into Q4, but we are very positive about it.
                      But I would say for the yearly basis I don't think we're going to be able to catch up in just one quarter to offset the past three.

Greg Hillman:         Okay. Can you talk about where sales momentum is
                      coming from? Well let me back up for one sec. In terms of big strategic things, I mean, are you going to buy any more software companies any time soon, or are you just content with the products you have right now particularly in the engineering space?

Santanu Das:          Yeah, that's a very good question, Greg. Because of
                      the recent buildup in cash that we had, you know, we have been self-sustaining in this last quarter. I believe that's been a rarity. It's only happened one other time in the past three or four years. We do have a nice cash position now.

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                      That cash obviously is going to be used for some strategic alliances or strategic acquisitions in various markets, whether it's in the collaboration market, whether it's in the engineering services, or the actual engineering software. We do have our eye on a number of different avenues or revenue channels that we're looking at right now. So that is one of our strategies over the next three to six months.

Greg Hillman:         Okay. And just the other thing, maybe I can do
                      this offline with Bruce - but in terms of - I know that you took down some shares from Laurus master fund recently. And I was just wondering what's your current share count in terms of fully diluted share count with all options and, you know, with all warrants and everything thrown in?

Bruce Nelson:         Just over 20 million, Greg.

Greg Hillman:         Okay. Okay. Well let me get back in queue, and maybe I'll
                      have some questions later on. Thank you.

Santanu Das:          Thank you.

Bruce Nelson:         All right. Thanks, Greg.

Operator:             Your next question comes from the line of John Soria with
                      Gastur, Incorporated. John, your line is open, sir.

John Soria:           Yes, good afternoon. My question is about if you
                      have any visibility for the next year and if you have any rough estimates as to how much (unintelligible) profitability you are going to have in this fourth quarter and, again, if you can extrapolate and tell us what's going to happen the next year. That's all for now.

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Santanu Das:          Okay.  Like I said, for our fourth quarter target
                      initially we're looking at between 1 and 2 cents on an EPS basis. That is what we're projecting. That is what we think that we should be able to achieve.

                      For 2006 we have not gone out publicly with any type of estimate or projection on that. That is something that we will probably do on a guidance call later. But we are looking for good profitability for that particular year, but we don't really have any type of range as to what that would be for now.

John Soria:           That's okay.  I'm still on the line?

Santanu Das:          Yes.

Bruce Nelson:         Yes.

John Soria:           Okay.  One other question - the Bechtel opportunity,
                      there's obviously going to be some windfall from contractors and other people that work with Bechtel.

Santanu Das:          That's right.

John Soria:           How are you working to integrate all the - I'm sure you
                      have to use a lot of resources to get in touch with the different contractors.

Santanu Das:          That is a very good question, John. I think a lot of
                      people don't realize that the windfall is really the biggest thing. Bechtel is a large contract within itself.
                      But Bechtel works with hundreds, if not thousands, of joint ventures and subcontractors across the world, which now have to be on the same page as Bechtel when it comes to software compatibility.

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                      What Bechtel is kind enough to do with us is that they are actually giving us, you know, a list as they come with the vendors that they work with and passing it to us. And together we're converting these particular companies over.

                      We've just recently done that to another large company in January in this quarter where it used to be, you know, using another software with Bechtel. But now they've kind of moved over to ours. So that is something where Bechtel is helping us. When they are coming in contact with a particular vendor or contractor on a project, they will then forward it to us. And then we will upgrade them so they can get on the same software platform as Bechtel.

                      And that is really the driving force behind all of these corporate accounts that we're doing. We've actually created a new corporate sales team here within the United States that solely focuses on these large accounts. And these large accounts are tied in for three years, the minimum are ranging from about $30,000 to a maximum of, you know, almost $200,000 to $250,000. So that is something we're very excited about, not just because of the primary vendor but because of the windfall that besets from all the other vendors that work with the primary vendor.

                      So that is something that, you know, we think is going to help increase our flat revenues that we have domestically. And that's something that you're going to see contribute to the bottom line growth in Q4.

John Soria:           Okay. Yeah, and I guess one more question and I
                      guess a comment - I would see the processing in that, if a company changes its software program, I assume it's not going to change to another program overnight. So whatever you're converting, it's probably going to stay established for a long time.

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Santanu Das:          That is absolutely correct, sir. Right. I mean, that is
                      why we sign up three-year contracts. And the amount of training, if you look at an example of Bechtel, we are now in the process of training their fourth group of people. This is training that's happening in New Delhi, Montreal, Houston, Frederick, Maryland, all over the place. And you're talking about hundreds and hundreds of engineers. And that's like, you know, a 20-ton train moving. It's not going to just stop and switch directions, if at all. So when you get these types of contracts - and we work hard to get them - it is something that is going to stay with us for years to come.

John Soria:           Okay. And I guess the last comment is I'm very
                      happy to see that the gross margins have increased substantially. And I guess once you grow the top line we can expect consistent profitability. Is that right?

Santanu Das:          That is correct, sir.

Bruce Nelson:         Completely.

John Soria:           Thank you.  I'll let somebody else take the opportunity.

Santanu Das:          Sure.  Thank you.

Operator:             We will now return to the line of Greg Hillman with First
                      Wilshire.

Greg Hillman:         Yeah, hello again.  I was just wondering, in the near-term
                      - well let me phrase the question differently. Where do you think the chief wildcards are for your fiscal 2006 year?

Santanu Das:          I think some of the wildcards have really just come
                      in terms of timing. It's really not that we now have such a great plan of being able to secure these contracts. The

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                      BPO part is pretty much set in place already. We just have to figure out how to more effectively complete these projects without having to ramp up or swing costs from one station to another station, which really affected us in Q3 over here.

                      If you looked at the amount of billing and cost that we had for the BPO, that ate away into our profitability because we had to finish the projects up. I think a better project management schedule, a better timing sequence, is something that we need to work on so we can offset costs with billings properly and they're not phased, you know, from one quarter to the next. So that's something that I think is a wildcard, to be able to track that, because what we're afraid of happening is having one quarter be like minus $1000000, minus $150,000 and then the next quarter being like positive $500,000 to $700,000. So you go from a swing of minus one cent a share to like four or five cents a share in one quarter. So that is something that we want to try to spread out, make it a little bit more even.

                      And the second thing is that, you know, our partner relationships that we have right now we expect a lot out of them in 2006. We have worked really hard to be able, on the eReview side as well on the STAAD side, to imbed our products into companies' platforms like FileNet, like Oracle, like Primavera. So we want to see, you know, a return on investment on some of that R&D that we put in there.

                      REI side is integration with verticals in the bridge industry like LARSA, the building industry like Tekla, you know, with Integraph and Bentley, and companies like that. We want to see that core STAAD is being sold as a bundle with all these products to increase our bottom line on that. So it's an OEM type of a model, that we've mentioned before. And that is something that again we really have to

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                      work closely with our partners and hope that they
                      properly, get this product out into the market in a timely manner.

                      So those I would think are the wildcards in there. We have a, very, very nice pipe of the corporate clients that we're working on right now. Our services business, which is actually taking our projects and moving them offshore, whether they be engineering or more IT related, that has come into fruition. We haven't even announced the projects that we're working on right now, more because of a competitive reason for the actual company we're working for. So again, it all depends upon the timing.

Greg Hillman:         Right.  And then in the annual meeting you talked about
                      your relationship with Oracle. How much money do you have to invest to get integrated with Oracle?

Santanu Das:          Well we basically have allocated a certain percentage of
                      our R&D to work just on that particular project. But it's not even that. It's also that and FileNet. I mean both of them are very taxing in terms of resources.

                      I would say currently close to half of our resources in the eReview collaboration division are devoted on just those two clients itself. Now that's something again where we have to pour in the R&D in order to make this product or project happen. And we believe that the sales or the outcome of it will definitely - you know, will reap the benefits of that R&D. But that is something that moves slow. I mean, these companies are obviously not the fastest companies in the world. So we have to go at their pace and work at their pace.

Greg Hillman:         And you're not getting reimbursed by FileNet.

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Santanu Das:          No, we do not get reimbursed for any of the R&D.  This is
                      all our investment that we put in. Obviously they comp us for many of their shows, many of their sales trips, many of their seminars. We get to tag along for free. Typically they would charge other people in doing that. But the R&D is our cost. That's our investment for the future.

Greg Hillman:         Okay.  And then in terms of either - like ultimately, you
                      know, the market for the BPO or even IT Services would be a lot bigger than engineering software. But did you have any idea - and you mentioned you're going to go into other areas besides detailing in the BPO area. Can you talk about that?

Santanu Das:          Yeah.  I mean, right now the BPO is really - we're using
                      it for two facets of our operations right now. Internally we are using it to handle our sales and our tech support, which is working very nicely. And that's helped us reduce costs, as you saw in some of the numbers that Bruce gave.
                      The other one is the steel detailing.

                      Now we're going to expand slowly, but we'll stay within the engineering environment to engineering related services. And this means producing applications, customizing applications for large companies who need to automate or streamline certain workflow processes that they have. The current project that we're working right now for a company is automating its entire (joint) manufacturing system all the way from the beginning of getting a bid from its salespeople to actually cutting the steel in the shop next to them. So these are large enterprise type systems that the larger companies need to kind of integrate with our core software applications.

                      So those are a couple things that we're working on right now. We already have one in the bag and, you know, more to come. So that will be our future - to slowly move some of our software sales into providing larger software services.

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                      And then of course on the IT side you know a lot of
                      engineering, which is very related, because it's really just a management of manpower and resources, is that we're taking our customers from IT staffing, which has been declining, you know, over the past couple years, and converting them into a services based scenario, which is working quite well for us. We've currently secured two contracts that we start billing in this Quarter 4 already, but we, of course, expected them in Q3. We will probably come out with a press release on the names of these companies and exactly what the project entails.

                      But we're very excited about the possibility of leveraging our Indian operations to expand on engineering services, to include BPO, not just steel detailing but product development on the engineering side as well as converting our staffing into actual application or offshore application development.

Greg Hillman:         Okay. So basically the sales would be kind of a
                      steady ramp for at least the next, you know, two, three, or four quarters. And then you couldn't really ramp up significantly, well let's say in terms of profitability, unless you, you know, closed some like eReview, you know, clients, you know, some of your collaborations?

Santanu Das:          Well I think the profitability will really stem from
                      just normal operations as well as the corporate sales that come from the engineering side. The eReview is really just going to kind of be the cherry on top of that.

                      So the way that we have projected right now, we don't need any type of large closure in order to secure profitability. Our normal operations will take us there.

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                      That will get you your one or two pennies. You know, it's
                      the extra things that we're working on, you know, like the eReview account and these other large service accounts that will take you to the next strata.

Greg Hillman:         Okay.  Thanks very much.

Santanu Das:          Sure.

Operator:             Again, ladies and gentlemen, if you would like to ask a
                      question at this time, please press star then the Number 1 on your telephone keypad. We now go back to the line of John Soria with Gastur, Incorporated.

John Soria:           Yes, a question - as unfortunate as the tsunami disaster
                      has been, have you started receiving any inquiries about some of the solutions that you provide for seismic designs and other things? Because there was a lot of discussion in that area, and you having an office in Thailand, that might be an opportunity. Do you see that as a long-term opportunity possibly?

Santanu Das:          We do possibly.  I mean, it is unfortunate that some of
                      these catastrophic events do lead to, you know, obviously for the betterment of other people. But I think what's happening with the tsunami is that the construction industries in Southeast Asia have to now reformulate exactly how they're going to approach the construction of seaside villages and seaside cities. This is something where they did not have concern before. There has been a lot of work that's been done just recently in the past month on updating building codes to be able to take into effect these new types of seismic activities.

                      Now the fact that a tsunami like this is probably a rarity, but in the United States we have to design for what's called the 50 or 100-year flood. And that is something, you know, that these people now have to take consideration. So we're going to see an update in the

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                      seismic building codes. And you're going to see that these people now are going to have to take seismic design into consideration, whereas, in fact, before they did not have to, especially in places like southern Thailand.

                      Indonesia has always been there ever since, you know, the Krakatoa incident I think about 150 years ago. But now it's going to be extended even to more of the extended islands there, the Philippines, Malaysia. Even Singapore, being a country that's very small but very economically viable, now is also updating what they call their local CP codes that they have to take into consideration these things.

                      And because these are aspects of the program that I think somebody had asked me before, since they have the program, you know, how is it additional revenue for you because now they're just going to use that component of the program. That's not necessarily true because we have other products like our LARSA product that really deal with this high-end seismic and what we call non-linear activities. These are the types of programs these people are now going to have to purchase to supplement their main STAAD.Pro products to do a proper analysis of these types of activities.

                      So this will mean more revenues in years to come with additional high-end components that we're going to sell to these people. I don't know when that is going to come, and I don't know how much that is going to be. But already we know that the building codes are changing, and we're the first people to kind of respond to that.

John Soria:           Thank you.

Operator:             Do you have any further questions at this time, Mr. Soria?

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John Soria:           No. Thank you. I appreciate it, and I'll make sure that
                      I'll be here to ask you two questions next quarter.

Santanu Das:          Sure.  Thank you.

Operator:             Again, ladies and gentlemen, if you would like to ask a
                      question at this time, feel free to press star and the Number 1 on your touch-tone telephone keypad - star 1, if you have a question at this time.

                      Gentlemen, we have no further questions at this time.

Amrit Das:            Thank you very much for listening to our press
                      conference. And hopefully, like Santanu mentioned, we'll come up with the guidance pretty soon about our fourth quarter and also maybe part of our next fiscal year. And thank you very much again. Good afternoon.

Operator:             Thank you, ladies and gentlemen, for joining us today.
                      This does conclude our conference call - our netGuru fiscal 2005 third quarter results teleconference. And you may now disconnect.

                                       END